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April 10, 2007

ImVisioN Therapeutics Inc.
Feodor-Lynen Strasse 5
30625 Hanover, Germany

Attention: Martin Steiner, President

Re:	ImVisioN Therapeutics Inc.
Registration Statement Form SB-2/A, Post-Effective Amendment No. 2

Ladies and Gentlemen:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We write with respect to the registration statement (the “Registration Statement”) to be filed by ImVisioN Therapeutics Inc. (the “Company”) with the United States Securities and Exchange Commission to register (i) the offering by the Company of 10,000,000 shares of the Company’s common stock, and (ii) the resale by certain selling stockholders named in the Registration Statement of up to 8,000,000 shares of the Company’s common stock.

We hereby consent to the inclusion of our report dated August 5, 2006, except as to (i) Note 8(d) of the December 31, 2005 financial statements which is as at August 25, 2006; and (ii) Note 1 of the December 31, 2005 financial statements, which is as at September 27, 2006, on the balance sheet of ImVisioN Therapeutics Inc. as at December 31, 2005 and the related statement of changes in stockholder’s deficiency, operations and cash flows for the period ended December 31, 2005 in the Registration Statement.

We also consent to the inclusion of our name under the caption “Experts” in the Form SB-2.

Very truly yours,

“Staley, Okada & Partners”

Staley, Okada & Partners
CHARTERED ACCOUNTANTS